Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Black & Decker Corporation (the “Company”) on Form S-4 of our report dated April 30, 2004, relating to the combined financial statements of the Pentair Inc. Tools Group as of December 31, 2003 and for the year then ended (which report expresses an unqualified opinion and includes an explanatory paragraph related to the preparation of such financial statements that includes allocations from home-office items), appearing in the Current Report on Form 8-K/A of the Company filed on December 17, 2004.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE

Minneapolis, Minnesota
January 10, 2005